Exhibit 99.1
FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	James J. Landy
Yonkers, NY 10707	President & CEO
(914) 771-3230 (Earnings)

Wendy Croker
First VP, Shareholder Relations
(914) 771-3214 (Dividend)
HUDSON VALLEY HOLDING CORP.
REPORTS STRONG EARNINGS FOR FIRST QUARTER OF 2009
AND ANNOUNCES A CASH DIVIDEND
YONKERS, NY, May 6, 2009 ... James J. Landy, President and Chief Executive Officer of Hudson Valley Holding Corp., announced 2009 first quarter earnings of $6.6 million compared to $8.4 million for the first quarter of 2008. Diluted earnings per share for the first quarter of 2009 were $0.60, compared to $0.75 for the first quarter of 2008. As of March 31, 2009, assets totaled $2.5 billion, net loans totaled $1.7 billion, deposits totaled $2.1 billion and shareholders equity totaled $199.4 million.
“Even though earnings were down compared to the same period last year, under present circumstances we are pleased with our financial results for the quarter,” Mr. Landy said. “Our core business is very strong and we realized a profit at a time when other financial institutions are struggling and many are recording losses. During the first quarter, we increased our core deposits by approximately $195 million and our net loans grew $38 million,” he explained.
“As a well capitalized, independent community bank, we are committed to remaining financially strong by maintaining our business model of providing our customers with superior service and innovative products, while retaining our prudent lending standards, all of which have served us well in the past,” Mr. Landy said.
“Our lower earnings in the first quarter of 2009 compared to the first quarter of 2008 largely resulted from the continuing negative effects of the global economic recession on the banking industry and our local markets. We recognized approximately $1.4 million in other than temporary impairment charges on certain investment securities and added $3.0 million to our allowance for loan losses, up from $0.3 million during the same period in 2008. This increase to our allowance recognizes the additional loan charge-offs during the first quarter, as well as current economic conditions, and the expectation that the remainder of 2009 will be a very difficult period for our economy. In addition, our cost of FDIC deposit insurance was $1.6 million in the first quarter of 2009 compared to $0.1 million in the same period in 2008,” he added.
Additionally, William E. Griffin, Chairman of the Board, announced the Board of Directors had declared a cash dividend of $0.40 per share payable to all shareholders of record as of the close of business on May 22, 2009. The dividend will be distributed to shareholders on or about May 29, 2009.
In announcing the dividend, Mr. Griffin said, “We strongly believe that paying a cash dividend is important to our shareholders. The drop from the prior quarter’s dividend of $0.47 to $0.40 reflects both the reduction in earnings during the first quarter, as well as the need in today’s challenging economic climate to maintain a strong capital position to insure our safety and soundness as we continue to meet the banking needs of our customers and community.”
Mr. Griffin noted, “We remain confident in our business plan and in our future. We will continue to provide superior service to our customers, superior returns to our shareholders and career opportunities to our employees.”
##
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.5 billion in assets, serving the metropolitan area with 30 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
******************************************************************************************************************
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.